Exhibit 10.5

January 12, 2013

Mojo Organics, Inc.
101 Hudson Street, 21st Floor
Jersey City, New Jersey 07302

RE:           Investment Commitment

Reference is hereby made to that certain Securities Purchase Agreement, dated as of January 12, 2013, by and between Mojo Organics, Inc., a Delaware corporation (the “Company”) and each purchaser (collectively, the “Purchasers”) identified on the separate Omnibus Signature Page attached thereto (“Purchase Agreement”), pursuant to which the Company shall offer and sell up to $1,000,000 of shares of Series A Preferred Stock (“Preferred Shares”) for a purchase price of $4.00 per share (the “Offering”). Capitalized terms used and not otherwise defined herein shall have the meanings given to such terms in the Purchase Agreement.

As further inducement to and in consideration of the agreement by the Purchasers to execute the Purchase Agreement, and purchase Preferred Shares in the Offering pursuant to the terms thereof, each of the undersigned hereby agrees that he, or an affiliate of his, will purchase $50,000 of Preferred Shares (12,500 shares) from the Company in the final Closing of the Offering, provided aggregate gross proceeds of a minimum of $600,000 have been invested by Purchasers in the Offering (other than the undersigned), and the Company agrees that it shall sell such Preferred Shares to each of the undersigned, on the same terms as the Purchasers.

The undersigned and the Company acknowledge that it is a Closing condition under the Purchase Agreement that they enter into this agreement and that, if the undersigned violate the terms hereof, the Company shall have the right, in addition to any other right the Company may have, and the obligation on behalf of the Purchasers, to seek specific enforcement of such terms.

/s/ Glenn Simpson Glenn Simpson /s/ Richard X. Seet Richard X. Seet /s/ Jeffrey Devlin Jeffrey Devlin

AGREED AND ACCEPTED

MOJO ORGANICS, INC.

By: /s/ Glenn Simpson
Name: Glenn Simpson
Title: Chief Executive Officer